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                                                                Exhibit 23.2

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ugly Duckling Corporation:

We consent to the inclusion of our report dated March 18, 1997 with respect to the combined balance sheet of Seminole Finance Corporation and Related Companies as of December 31, 1996 and the related combined statements of operations, stockholder's equity (deficit), and cash flows for the year ended December 31, 1996, incorporated by reference herein, which report appears in the Form 8-K as amended by its Form 8-K/A-1 and its Form 8-K/A2 of Ugly Duckling Corporation and to the reference to our firm under the heading "Experts" in the Prospectus.

Our report dated March 18, 1997, contains an explanatory paragraph that states:
"the accompanying combined financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the combined financial statements, the Company is involved in a lawsuit that involves a material amount of damages that, if there were an adverse outcome, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 7. The combined financial statements do not include any adjustments that might result from the outcome of this uncertainty."


/s/ KPMG PEAT MARWICK LLP

Tampa, Florida
July 17, 1997